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                                                                     EXHIBIT 5.2


INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX 75242                                 Employer Identification Number:
                                                                      41-0343440
Date: June 6, 1996                                           File Folder Number:
                                                                       410003036
JOSTENS, INC.                                                 Person to Contact:
C/O BRAD KEIL                                                    MAGED ABUDAYYEH
PLZA VII BLDG, STE 3400, 45 S 7TH                      Contact Telephone Number:
MINNEAPOLIS, MN 55402                                             (312) 886-1802
                                                                      Plan Name:
                                        TOPEKA UNION 401K PRE-TAX RET SVNGS PLAN
                                                                Plan Number: 012


Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated June 28, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the amendment(s) adopted on December 15, 1995.

     This determination letter is also applicable for the amendment(s) adopted on 12-14-94.

     This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.
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     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                   Sincerely yours,



                                   Bobby E. Scott
                                   District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide
 for Employee Benefit Plans